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                                                        EXHIBIT 12


             THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                         Computation of Ratios
                     (In thousands, except ratios)


                                         Twelve Months Ended
                                             December 31,
                        ---------------------------------------------------
                             1995      1994      1993       1992       1991
                             ----      ----      ----       ----       ----
EARNINGS (LOSS):

Income (loss) before
 income taxes            $656,233  $563,578  $522,606  $(225,063)  $528,061

Add: fixed charges         68,069    62,718    65,633     70,897     65,045

Less: capitalized interest      -         -         -      4,580      3,571
                          -------   -------   -------    -------    -------
  Income (loss),
    as adjusted          $724,302  $626,296  $588,239  $(158,746)  $589,535
                          =======   =======   =======    =======    =======

FIXED CHARGES AND
 PREFERRED DIVIDENDS:

Fixed charges:
 Interest costs          $ 46,822  $ 39,736  $ 40,921   $ 40,288   $ 39,275
 Rental expense (1)        21,247    22,982    24,712     30,609     25,770
                          -------   -------   -------    -------    -------
  Total fixed charges      68,069    62,718    65,633     70,897     65,045

Preferred stock dividends  18,120    18,337    18,488     18,395     18,451
Dividend on monthly
  income preferred
  securities                7,763         -         -          -          -
                          -------   -------   -------    -------    -------
  Total fixed charges
    and preferred
    dividends            $ 93,952  $ 81,055  $ 84,121   $ 89,292   $ 83,496
                          =======   =======   =======    =======    =======
Ratio of earnings to
 fixed charges (2)          10.64      9.99      8.96       -          9.06
                          =======   =======   =======    =======    =======
Ratio of earnings to
 combined fixed charges
 and preferred
 stock dividends (2)         7.71      7.73      6.99       -          7.06
                          =======   =======   =======    =======    =======


1)   Interest portion deemed implicit in total rent expense.

2) The 1992 loss was inadequate to cover "fixed charges" by $229.6 million, and "combined fixed charges and preferred dividends" by $248.0 million.